October 3, 2007 – For Immediate Release

Makeup.com Limited – Shareholders’ Update

Newport Beach, CA – (Market Wire) – October 3, 2007 – Makeup.com Limited (OTCBB:MAKU)

Makeup.com Limited is pleased to announce that it has made significant progress, highlighted below, to its ecommerce business since it began operating www.makeup.com more than two years ago.

Gross sales have increased almost every quarter since inception. The following chart gives gross sales per quarter after accounting for returns and discounts.

Quarter Sales	Gross Sales	Growth %
		Compared to same quarter previous year	Compared to the previous quarter
June 30, 2005	$7,510
September 30, 2005	$20,571		174%
December 31, 2005	$48,640		136%
March 31, 2006	$57,843		19%
June 30, 2006	$39,721	429%	-31%
September 30, 2006	$38,348	86%	-3%
December 31, 2006	$90,425	86%	136%
March 31, 2007	$109,593	89%	21%
June 30, 2007	$104,363	163%	-5%
September 30, 2007(Estimated)	$159,480	316%	53%

During the quarter ended June 30, 2006, the company implemented changes and updated its website at www.makeup.com to enhance its retail and administrative functions, optimize its search engine identity and introduce a new look.

The company launched “Live Chat”, a comprehensive software platform with chat, email and a self-service knowledge base that manages its customers’ interactions when they are online at www.makeup.com.  It also implemented a new telephone management system for faster more efficient management of customer service.

To give its customers the opportunity to try new products, the company sends beauty product samples to all customers purchasing online at www.makeup.com. This program is just one of a series of new features aimed at improving the online shopping experience.

The company has added more top beauty brands to its inventory such as Sugar Cosmetics, Joey New York, Billy Jealousy, Dr. Michelle Copeland, Perfect Organics, Organic Complexion, Ciao Bella and other well known brands.

Other features added to the website since January 2007 are an express checkout, quick customer refill orders, gift with purchase, product reviews, an online forum, a

Paypal payment system, and a bi-monthly newsletter featuring product promotions and makeup tips that can be viewed at www.makeup.com.

Robert Rook, president of Makeup.com Limited, commented on recent developments:  “The company is pleased with the development of its ecommerce site.  We encourage people to visit the site at www.makeup.com to test its many new features. We believe that the company is headed in the right direction and expect to see continued growth in our sales and new and exciting improvements to the website itself.”

This update is intended to inform its shareholders and customers of the status of the company’s operations and is prompted by the recent increase in the trading volume and share price of the company’s stock as a result of an email that is being distributed.  The company is not responsible for the email, it did not solicit it, nor did it contribute to the content of the email, and it has never made any predictions about the price or trading behavior of its stock.

About Makeup.com Limited

Makeup.com Limited is an online makeup etailer offering both premium Boutique and Classic Brands. Makeup.com is owned and operated by Makeup Incorporated, a wholly owned subsidiary of Makeup.com Limited (OTCBB: MAKU), a Nevada based company with headquarters in Newport Beach, California.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although Makeup.com Limited believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in economic conditions and other risks detailed from time to time in Makeup.com Limited’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company does not undertake any obligation to update any forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.

For more information, please contact

Makeup.com Limited

Robert Rook

1-866-416-7939

Website: www.makeupinvestor.com